Middlesex Water Company AND APPLIED WATER MANAGEMENT
PARTNERing to PROVIDe LEACHATE PRETREATMENT TO
MONMOUTH COUNTY, NJ LANDFILL

ISELIN, NJ, (September 5, 2013) Middlesex Water Company (NASDAQ:MSEX), a provider of water, wastewater and related services primarily in New Jersey and Delaware, has announced it has partnered with Natural Systems Utilities (NSU) and its wholly-owned subsidiary, Applied Water Management (AWM), to design, construct and operate a new Leachate Pretreatment Facility for the Monmouth County Reclamation Center in Tinton Falls, New Jersey.

Under the terms of the agreement, AWM will obtain permits, design, build and operate a landfill leachate pretreatment facility.

Middlesex Water will serve in the role of guarantor of AWM’s performance on the project, in addition to providing operational support. Middlesex Water recently partnered with NSU, in an alternative energy joint venture project serving the Village of Ridgewood, New Jersey.

“Our participation in this project with Monmouth County and with NSU/AWM demonstrates our commitment to partnering strategically in environmentally sound projects that both serve the public good and create value for the client and our shareholders,” said Dennis W. Doll, Middlesex Water President and CEO. “We look forward to working with the County and our partner on this endeavor, as we expand our geographic footprint into Monmouth County, New Jersey and also further expand our ability to serve industrial clients,” added Doll.

Dominic Kulik, Chairman and CEO of NSU also commented, “NSU is extremely pleased to begin another contract with our partner Middlesex Water. Our contract with Monmouth County will dramatically reduce costs for the landfill leachate treatment through our innovative biological treatment plant to be designed, built and operated by our team. In turn, it will significantly reduce carbon footprint by eliminating trucking to offsite treatment.”

About Middlesex Water Company

Organized in 1897, Middlesex Water Company provides regulated and unregulated water and wastewater utility services through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

About Natural Systems Utilities

NSU provides innovative and sustainable water and waste treatment systems through the integrated approach of design-build-operate-finance. All NSU solutions improve environmental quality and reduce carbon footprint while assuring a positive value proposition for our clients. For additional information please visit the Company’s website at www.naturalsystemsutilities.com or call 908-359-5501.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President-Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, NJ 08830

732-638-7549

bsohler@middlesexwater.com